Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of Vyome Holdings Inc., of our report dated April 28, 2025, relating to our audit of the consolidated financial statements of Vyome Therapeutics, Inc. and its subsidiary (the “Company”) as of December 31, 2024, and 2023 and for the years then ended. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Kreit & Chiu CPA LLP

Los Angeles, California

November 13, 2025